Exhibit 10.1

U.S. Concrete, Inc. and Subsidiaries

2005 Annual Salaried Team Member Incentive Plan

Purpose

The purpose of this Plan is to motivate and reward successful company, business unit, and individual performance with awards that are commensurate with the level of performance attained.

Eligibility

Each salaried team member employed by U.S. Concrete and its subsidiary companies is a Participant in the Plan, and must be an active team member or on an approved leave of absence in order to receive any payout. Team members hired in 2005 will receive a pro-rata incentive payout for any award they are eligible to receive under the provisions of the Plan. In order to receive a payout, a performance review form for each team member must be completed by the team member’s supervisor and submitted by January 31, 2006.

Bonus Eligibility

The amount of each team member’s bonus eligibility for Threshold, Target, and Optimum levels of performance is based on their April 1, 2005 grade level (as displayed in Exhibit I) and expressed as a percentage of their April 1, 2005 annual base pay. For 2005, the Bonus Pool at the budgeted EBITDA equals 80% of the sum of the Target bonus percentage eligibilities multiplied by the respective base pay of each team member.

Bonus Pool

The amount of the Bonus Pool available to be paid out is based on the Company’s actual EBITDA performance compared to budgeted EBITDA for 2005. At 85% or below of budgeted EBITDA the Bonus Pool relative to the first two payout weightings described below (U.S. Concrete’s EBITDA performance compared to budget and individual business unit EBITDA performance compared to budget) is equal to $0 (as displayed in Exhibit II); however, at or below that level of budgeted EBITDA an amount up to $1.2 million will be available to be paid out based on individual Team Member performance as proposed by the Plan Administrator. At 120% of budgeted EBITDA, the Bonus Pool is equal to the Optimum (twice the Target) bonus percentage.

Bonus Pool Payout

The payout of the bonus pool to Participants is weighted as follows:

1.	50% is based on the U.S. Concrete’s EBITDA performance compared to budget,

2.	25% is based on individual business unit EBITDA performance compared to budget, and

3.	25% is based on individual Team Member performance.

Company and business unit EBITDA budgets may be adjusted periodically throughout the year by the Plan Administrator to reflect the effect of acquisitions, internal growth projects and major profit generating capital expenditures that are not already included in the original budget.

Individual Bonus Calculation

The individual Target bonus percentage is allocated between the Company, business unit, and individual performance according to the weightings described above. For example, an individual with a grade level 15 will have a target bonus opportunity equal to 20% of base pay (see Exhibit I). Accordingly, 50% of their target bonus or 10% of the base pay is potentially paid out according to company EBITDA performance, 25% of their target bonus or 5% of the base pay is potentially paid out according to business unit EBITDA performance and 25% of their target bonus or 5% of base pay is potentially paid out according to individual performance. The schedule for measuring the percentage of Target bonus paid out for the level of actual company and business unit EBITDA performance compared to budgeted EBITDA is included in Exhibit II.

The payout schedule for the individual piece of the bonus (in the example, 25% of the Target bonus potential or 5% of the base pay) based on the individual performance rating is:

Individual Rating	Individual Bonus Portion
0 (Below Threshold)	0%
1 (Threshold)	50% of the individual bonus portion
2 (Target)	100% of the individual bonus portion
3 (Optimum)	200% of the individual bonus portion

The individual performance rating will be based on supervisory assessment relative to the accomplishment of individual goals and behaviors exhibited as evaluated on the team member annual performance evaluation form. The supervisory assessment will be validated by the department head with all other departmental supervisors in meetings during the 4th quarter of 2005 facilitated by the Human Resources Manager at each business unit.

Bonus Payment

All Plan bonus payments are contingent on the approval by the Compensation Committee of the Board of Directors of U.S. Concrete, Inc. The payments will be paid as soon as administratively feasible after the previous year’s performance results are final and the Compensation Committee has approved the bonus payouts. An individual rating of “Below Threshold” performance will generally disqualify any Participant from receipt of a bonus payout under the Plan.

Bonus Plan Administration

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Vice President of Human Resources, are referred to collectively hereafter as the “Plan Administrator,” and shall act under the direction of the Compensation Committee.

The Plan Administrator, under the direction of the Compensation Committee, shall have the authority to construe and interpret the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to exercise discretion in interpolating performance levels and award payouts outside of or between designated benchmarks, and to take all such steps and make all such determinations in connection with the Plan and bonus payouts granted hereunder as it may deem necessary or advisable, which determination shall be final and binding upon all Participants and eligible team members. Notwithstanding the foregoing, all award payouts must be approved by the Compensation Committee.

Bonus Plan Communication

A copy of the Plan, including an exhibit specifying the Team Member’s job title, grade level, Target and Optimum bonus percentages, and performance review form will be distributed to each eligible Team Member.

Retirement, Termination, Death and Disability

The Plan Administrator may recommend a prorated bonus payout for 2005 as it deems advisable to a Participant (or beneficiary in the event of death) who terminated employment due to retirement, involuntary termination not for cause, or disability. Payment of this pro-rated bonus will be made at the same time payment is made to other Plan participants in accordance with the terms and conditions of this Plan, and is contingent upon the signing of an agreement and release.

No Right to Continued Employment

The payout of a bonus pursuant to the Plan shall not create any contractual or other right to receive payouts or other benefits in the future. The Team Member’s participation in the Plan shall not create a right to further employment with his or her employer nor interfere with the ability of his or her employer to terminate his or her employment with or without cause.

Termination

The Plan is in effect for the 2005 calendar year. The Plan Administrator may at any time suspend the operation of or terminate the Plan.

U.S. Concrete, Inc.

By:
President and Chief Executive Officer

Exhibit I

2005 Salaried Team Member Bonus Opportunity

Grade Level	Target %
19	45%
18	40%
17	35%
16	30%
15	20%
14	15%
13	12.50%
12	10%
11	5%
10 and below	5%

Exhibit II

Bonus Pool Creation and Business Unit Payout Schedule

EBITDA Variance to Budget	Bonus Adjustment Factor % of Target Bonus*

-15.0%	0%
-13.5%	10%
-12.0%	20%
-10.5%	30%
-9.0%	40%
-7.5%	50%
-6.0%	60%
-4.5%	70%
-3.0%	80%
-1.5%	90%
0.0%	100%
1.0%	105%
2.0%	110%
3.0%	115%
4.0%	120%
5.0%	125%
6.0%	130%
7.0%	135%
8.0%	140%
9.0%	145%
10.0%	150%
11.0%	155%
12.0%	160%
13.0%	165%
14.0%	170%
15.0%	175%
16.0%	180%
17.0%	185%
18.0%	190%
19.0%	195%
20.0%	200%

*	The “% of Target Bonus” must be multiplied by the target bonus % and the respective weighting for the company and business unit portions of the bonus, and then multiplied by the individual’s annual base pay, to derive the amount of the bonus attributable to the company and business unit performance.